Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

INNOVATION FUELS OPTIMISM . . .

REPORTS IMPROVED OPERATING PROFIT

FORT LAUDERDALE, FL, March 6, 2025. . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its third quarter ended January 25, 2025.

For the Three Months:

●	Net sales were $267 million.

●	Operating profit increased 5% to $51 million.

●	Earnings per share were $.42.

●	Cash was $149 million.

For the Trailing Twelve Months ended January 25, 2025:

●	Net sales increased to $1.2 billion.

●	Operating profit increased 8% to $231 million.

●	Net income was $186 million, an increase of 10%.

●	Earnings per share increased $.18 to $1.99.

“Historically, our performance in the third quarter has been challenging given the unknown predictability of winter weather patterns. This year we also witnessed disastrous Southern California fires and their aftermath that also adversely impacted volumes in our largest and better-performing markets. In addition to those fires, the severe winter weather in the Midwest and Northeast affected consumers’ ability to purchase and consume our products,” stated a spokesperson.

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National Beverage Corp.

“Our marketing strategy and execution continues to reinforce brand awareness in many ways. Our delightful and theme-oriented in-store displays, consumer ‘experiential’ engagements with selected retail partners coast-to-coast, and social media posts provide wonderful testimony to the ‘Wonderfulness of La Croix!’ We are proud to be in our first full year of sponsoring both local and national women’s soccer teams, youth sports and other sports-related franchises. Additionally, the media’s increasing focus on improving the health of America supports our quest to hydrate and invigorate consumers with delicious and innocent refreshment.”

“Recently LaCroix announced that a new creativity was ‘in the works’ that could improve the sparkling water category, similar to what aluminum cans replacing glass containers did years ago for sparkling water beverages (and we did it). As this paragraph is being written, that novel method is being tested at Natural Products Expo West in Anaheim, California. Innovation is often accomplished in steps of trial and error. Thus far, this new concept is exceeding expectations. Thumbs up for a game changer,” the spokesperson smiled.

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
January 25, 2025 and January 27, 2024

	(in thousands, except per share amounts)
	Three Months Ended		Trailing Twelve Months Ended
	Jan. 25, 2025	Jan. 27, 2024	Jan. 25, 2025	Jan. 27, 2024

Net Sales	$267,050	$270,065	$1,185,040	$1,181,078

Net Income	$39,643	$39,592	$185,781	$169,314

Earnings Per Common Share
Basic	$.42	$.42	$1.99	$1.81
Diluted	$.42	$.42	$1.98	$1.81

Average Common Shares Outstanding
Basic	93,617	93,454	93,590	93,380
Diluted	93,691	93,640	93,680	93,618

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.